Exhibit 99.1

OP Bancorp Earns Record Net Income of $3.2 Million in the First Quarter of 2018

2018 First Quarter Highlights:

•	Net income totaled $3.2 million or $0.22 per diluted common share for the first quarter of 2018.

•	Net interest margin was 4.56% for the first quarter of 2018, compared to 4.69% for the fourth quarter of 2017 and 4.47% for the first quarter of 2017.

•	Total assets were $957 million at March 31, 2018, up 6.2% from $901 million at December 31, 2017, and up 19.6% from $800 million at March 31, 2017.

•	Net loans receivable were $784 million at March 31, 2018, up 6.1% from $739 million at December 31, 2017 and up 16.4% from $674 million at March 31, 2017.

•	Total deposits were $818 million at March 31, 2018, up 5.8% from $773 million at December 31, 2017 and up 15.1% from $711 million at March 31, 2017.

•	Noninterest bearing deposits at March 31, 2018 were $289 million or 35.3% of total deposits.

•	Nonperforming assets to total assets were 0.06% at March 31, 2018.

•	Initial public offering of 2,300,000 shares of common stock completed on March 29, 2018 for net proceeds of $22.6 million.

LOS ANGELES, April 26, 2018 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), today reported unaudited financial results for the first quarter of 2018. Net income for the first quarter of 2018 was $3.2 million, or $0.22 per diluted common share, compared with net income of $1.9 million, or $0.13 per diluted share for the fourth quarter of 2017, and net income of $2.1 million, or $0.15 per diluted share for the first quarter of 2017.

The Company closed its initial public offering of 2,300,000 shares of common stock, including the exercise of the over-allotment option of 300,000, on March 29, 2018 for net proceeds of $22.6 million after deducting underwriting discounts and commissions and estimated offering expenses.

“We were pleased to have successfully completed our initial public offering and listing on Nasdaq during the first quarter of 2018. We also opened our eighth full service branch in Santa Clara, California, which is our first branch opening outside of Southern California. Our assets grew over 6% from the year ended 2017, and our earnings for 2018 first quarter increased 49.9% from the prior year’s first quarter”, commented Min Kim, President and Chief Executive Officer of OP Bancorp.

“With our growing asset base, including the net proceeds from our public offering, we are poised to successfully execute our business plan for 2018. We believe our efforts will not only strengthen our franchise and expand our relationships with our customers and the communities which we serve, but also result in an increase in shareholder value and opportunities for our employees.” Ms. Kim continued, “we are presently taking the necessary steps to expand our loan production offices in Dallas, Texas and Atlanta, Georgia into operating branch offices. We are thankful for the overall efforts of our management team and all of our employees, which have been critical in getting the Company off to a wonderful start for 2018.”

Financial Highlights (unaudited)

(Dollars in thousands, except per share data)	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Income Statement Data:
Interest income	$11,180	$11,077	$9,185
Interest expense	1,621	1,376	978
Net interest income	9,559	9,701	8,207
Provision for loan losses	575	322	541
Noninterest income	2,212	2,278	2,244
Noninterest expense	6,811	6,571	6,389

Income before taxes	4,385	5,086	3,521
Provision for income taxes	1,169	3,186	1,375

Net Income	$3,216	$1,900	$2,146

Diluted earnings per share	$0.22	$0.13	$0.15
Balance Sheet Data:
Loans held for sale	$18,571	$15,739	$925
Gross loans, net of unearned income	793,751	748,023	681,937
Allowance for loan losses	9,716	9,139	8,380
Total assets	956,842	900,999	800,188
Deposits	818,280	773,306	711,047
Shareholders’ equity	117,260	91,480	83,781
Performance Ratios:
Return on average assets (annualized)	1.43%	0.87%	1.10%
Return on average equity (annualized)	13.64%	8.33%	10.39%
Net interest margin (annualized)	4.56%	4.69%	4.47%
Efficiency ratio (1)	57.86%	54.86%	61.13%
Credit Quality:
Nonperforming loans	$592	$1,037	$364
Nonperforming assets	592	1,037	364
Net charge-offs to average gross loans (annualized)	0.00%	0.05%	0.04%
Nonperforming assets to gross loans plus OREO	0.07%	0.14%	0.05%
ALL to nonperforming loans	1641%	881%	2302%
ALL to gross loans	1.22%	1.22%	1.23%
Capital Ratios:
Leverage ratio	13.09%	10.46%	10.74%
Common equity tier 1 ratio	14.93%	12.26%	12.41%
Tier 1 risk-based capital ratio	14.93%	12.26%	12.41%
Total risk-based capital ratio	16.17%	13.49%	13.66%

(1)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Results of Operations

Net interest income before provision for loan losses for the first quarter of 2018 was $9.6 million, a decrease of $142 thousand, or 1.5%, compared to $9.7 million for the fourth quarter of 2017, primarily due to a $245 thousand increase in interest expense, partially offset by a $103 thousand increase in interest income.

Interest income from the contractual interest rates on loans increased $405 thousand, or 4.1%, during the first quarter, reflecting a 4.0% increase in average loans and an 11 basis point increase in the average contractual interest rate. The amount of discount accretion on SBA loans decreased $343 thousand during the quarter due to a reduction in SBA loan payoffs during the first quarter of 2018. The reported interest income on loans, net of SBA discount accretions and other components, increased $115 thousand during the quarter.

The reported interest income and yield on our loan portfolio are impacted by a number of components, including changes in the average contractual interest rate earned on loans and the amount of discount accretion on SBA loans. The following table reconciles the contractual interest income and yield on our loan portfolio to the reported interest income and yield for the periods indicated.

	Three Months Ended
	March 31, 2018		December 31, 2017		March 31, 2017
(Dollars in thousands)	Interest & Fees	Yield	Interest & Fees	Yield	Interest & Fees	Yield
Contractual interest rate	$10,185	5.24%	$9,780	5.13%	$8,310	4.91%
SBA discount accretion	567	0.29%	910	0.48%	523	0.31%
Amortization of net deferred fees/(costs)	51	0.03%	(16)	-0.01%	59	0.03%
Interest recognized on nonaccrual loans	20	0.01%	42	0.02%	24	0.01%
Prepayment penalties and late fees	25	0.01%	17	0.01%	13	0.01%

Yield on loans (as reported)	$10,848	5.58%	$10,733	5.63%	$8,929	5.27%

Interest expense for the first quarter of 2018 increased $245 thousand compared to the fourth quarter of 2017, due to an increase of $29.5 million, or 5.8% in average balance of interest-bearing liabilities and an increase of 15 basis points in average cost of interest-bearing liabilities.

Net interest margin for the first quarter of 2018 decreased 13 basis points to 4.56% from 4.69% for the fourth quarter of 2017, due to the increase in the cost of interest-bearing liabilities and the decrease in the reported yield on loans.

Net interest income before provision for loan losses for the first quarter of 2018 increased $1.4 million, or 16.5%, compared to $8.2 million for the first quarter of 2017, primarily due to a $2.0 million or 21.7%, increase in interest income, partially offset by an increase of $643 thousand in interest expense.

The increase in interest income was primarily due to a 14.9% increase in average loans, including loans held-for-sale, and a 31 basis point increase in the yield on average loans to 5.58% from 5.27% for the first quarter of 2017. The increase in interest expense was due to a 17.3% increase in average interest-bearing liabilities and a 36 basis point increase in the cost of interest-bearing liabilities. The increases in the average yields on loans and average cost of deposits were primarily due to cumulative market rate increases by the Federal Reserve of 75 basis points through three rate hikes of 25 basis points in each of June 2017, December 2017 and March 2018.

Net interest margin for the first quarter of 2018 increased 9 basis points to 4.56% from 4.47% for the first quarter of 2017.

The following table shows the asset yields, liability costs, spreads and margins.

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Yield on loans	5.58%	5.63%	5.27%
Yield on interest-earning assets	5.34%	5.35%	5.01%
Cost of interest-bearing liabilities	1.23%	1.08%	0.87%
Cost of deposits	0.81%	0.70%	0.57%
Cost of funds	0.83%	0.71%	0.57%
Net interest spread	4.11%	4.27%	4.14%
Net interest margin	4.56%	4.69%	4.47%

The provision for loan losses for the first quarter of 2018 increased $253 thousand to $575 thousand from $322 thousand for the fourth quarter of 2017, primarily due to a $45.7 million or 6.1% increase in gross loans, net of unearned income, during the first quarter of 2018 and an increase of $1.3 million in classified loans. The provision for loan losses for the first quarter of 2018 increased $34 thousand compared to $541 thousand for the first quarter of 2017.

Noninterest income for the first quarter of 2018 was $2.21 million, a decrease of $66 thousand, or 2.9%, from $2.28 million for the fourth quarter of 2017, primarily due to a decrease in gain on sale of loans, partially offset by increases in loan servicing income and other service fees on deposits. Gain on sale of loans decreased $413 thousand to $989 thousand for the first quarter of 2018 from $1.4 million for the fourth quarter of 2017. We sold $13.4 million in SBA loans with an average premium of 8.66% in the first quarter of 2018 compared to the sale of $18.6 million in SBA loans with an average premium of 9.35% in the fourth quarter of 2017. Loan servicing income, net of amortization, increased $255 thousand, due to a decrease in servicing assets amortization on SBA loan payoffs, and service charges on deposit accounts increased $82 thousand due to increased activities on noninterest bearing accounts.

Noninterest income for the first quarter of 2018 decreased $32 thousand, or 1.4%, compared to $2.24 million for the first quarter of 2017, due to decreases in gain on sale of loans and loan servicing income, partially offset by increases in service charges on deposit accounts and trade finance fees. Gain on sale of loans decreased $204 thousand from $1.2 million for the first quarter of 2017. We sold $16.4 million in SBA loans with an average premium of 9.41% in the first quarter of 2017. Loan servicing income, net of amortization, decreased $42 thousand, primarily due to an increase in servicing assets amortization on SBA loan payoffs. Service charges on deposit accounts increased $117 thousand due to increased activities on noninterest bearing accounts, and trade finance fees increased $91 thousand to $153 thousand in the first quarter of 2018 from $62 thousand in the first quarter of 2017.

Noninterest expense for the first quarter of 2018 was $6.8 million, an increase of $240 thousand, or 3.7%, compared to $6.6 million for the fourth quarter of 2017. The increase was primarily due to $150 thousand increase in salary and employee benefits to support continued growth of the Company, and $127 thousand increase in foundation donation and other contributions, which was in line with the increase in net income for the first quarter of 2018.

Noninterest expense for the first quarter of 2018 increased $422 thousand, or 6.6%, compared to $6.4 million for the first quarter of 2017. The increase was primarily due to $187 thousand increase in salary and benefit, $114 thousand increase in foundation donation and other contributions and $63 thousand increase in occupancy and equipment expenses.

On December 22, 2017, H.R.1, commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law, which among other items reduced the federal corporate tax rate to 21% from 35%, effective January 1, 2018. U.S. generally accepted accounting principles required companies to re-measure certain tax-related assets and liabilities as of the date of enactment of the new legislation with resulting tax effects accounted for in the reporting period of enactment. The Company concluded that the enactment of the Tax Act caused its net deferred tax assets (“DTA”) to be re-measured at the new lower tax rate. The Company performed an analysis and determined the value of the net DTA should be reduced by $1.3 million, which was recognized as a one-time, incremental income tax expense in the fourth quarter of 2017.

Income tax provision for the first quarter of 2018 was $1.2 million, compared to $3.2 million for the fourth quarter of 2017 and $1.4 million for the first quarter of 2017. The effective tax rate for the first quarter of 2018 was 26.7%, compared to 62.6% for the fourth quarter of 2017 and 39.1% for the first quarter of 2017.

Balance Sheet

Total assets were $957 million at March 31, 2018, an increase of $55.8 million, or 6.2% from $901.0 million at December 31, 2017, and an increase of $156.7 million, or 19.6%, from $800.2 million at March 31, 2017. Gross loans, net of unearned income, were $793.8 million at March 31, 2018, an increase of $45.7 million, or 6.1%, from $748.0 million at December 31, 2017, and an increase of $111.8 million, or 16.4%, from $681.9 million at March 31, 2017.

New loan originations for the first quarter of 2018 totaled $100.9 million, including SBA loan originations of $16.4 million, compared to $57.1 million, including SBA loan originations of $18.0 million for the fourth quarter of 2017. New loan originations for the first quarter of 2017 were $66.7 million, including SBA loan originations of $23.0 million. Loan payoffs for the first quarter of 2018 were $32.2 million, compared to $22.9 million for the fourth quarter of 2017, and $28.3 million for the first quarter of 2017.

Total deposits were $818.3 million at March 31, 2018, an increase of $45.0 million, or 5.8% from $773.3 million at December 31, 2017, and an increase of $107.2 million, or 15.1%, from $711.0 million at March 31, 2017. Noninterest bearing deposits were $289.0 million at March 31, 2018, a decrease of $398 thousand or 0.1%, from $289.4 million at December 31, 2017, and an increase of $32.2 million, or 12.5%, from $256.9 million at March 31, 2017.

Noninterest bearing deposits accounted for 35.3% of total deposits at March 31, 2018, compared to 37.4% at December 31, 2017 and 36.1% at March 31, 2017.

	As of
	March 31,	December 31,	March 31,
	2018	2017	2017
Non-interest bearing deposits	35.3%	37.4%	36.1%
Interest bearing demand deposits	32.0%	32.0%	36.9%
Savings	0.5%	0.5%	0.6%
Time deposits over $250,000	15.2%	14.1%	11.6%
Other time deposits	17.0%	16.0%	14.8%

Total deposits	100.0%	100.0%	100.0%

The Company had a $10 million advance from the Federal Home Loan Bank (“FHLB”) at March 31, 2018, which was paid off on April 2, 2018 as scheduled. The Company had advances of $25 million at December 31, 2017 and no borrowing at March 31, 2017.

The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at March 31, 2018, as summarized in the following table.

Capital Ratios	OP Bancorp	Open Bank	Financial Institution Basel III Regulatory Guidelines	Basel III Minimal Requirement (1) Effective January 1, 2019
Total Risk-Based	16.17%	16.17%	10.00%	10.50%
Tier 1 Risk-Based	14.93%	14.93%	8.00%	8.50%
Common Equity Tier 1 Risk-Based	14.93%	14.93%	6.50%	7.00%
Leverage	13.09%	13.09%	5.00%	4.00%

Net proceeds of $22.6 million, after deducting underwriting discounts and commissions and estimated offering expenses, from our initial public offering of 2,300,000 shares of common stock in March 2018 increased our Tier 1 leverage capital ratio and total risk-based capital ratio by 2.63% and 2.68%, respectively.

Asset Quality

Nonperforming loans were $592 thousand at March 31, 2018, a decrease of $445 thousand from $1,037 thousand at December 31, 2017 and an increase of $228 thousand from $364 thousand at March 31, 2017.

Nonperforming assets were $592 thousand, or 0.06% of total assets, at March 31, 2018, $1.0 million, or 0.12% of total assets, at December 31, 2017 and $364 thousand, or 0.05% of total assets, at March 31, 2017. There was no other real estate owned (“OREO”) at March 31, 2018, December 31, 2017, or March 31, 2017.

Nonperforming loans to gross loans were 0.07% at March 31, 2018, compared to 0.14% at December 31, 2017 and 0.05% at March 31, 2017. Total classified loans were $3.4 million, or 0.43% of gross loans, at March 31, 2018, compared to $2.1 million, or 0.28% of gross loans, at December 31, 2017 and $2.1 million, or 0.30% of gross loans, at March 31, 2017.

Classified loans were $3.4 million at March 31, 2018, an increase of $1.3 million compared to $2.1 million at December 31, 2017 and March 31, 2017. The increase in classified loans was primarily due to a lending relationship with a $1.4 million loan outstanding, which was downgraded to substandard.

The allowance for loan losses was $9.7 million at March 31, 2018, compared to $9.1 million at December 31, 2017 and $8.4 million at March 31, 2017. The allowance for loan losses was 1.22% of gross loans at March 31, 2018 and December 31, 2017 and 1.23% at March 31, 2017. The allowance for loan losses was 1,641% of nonperforming assets at March 31, 2018, 881% at December 31, 2017 and 2,302% at March 31, 2017.

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.” The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with eight full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara. The Bank also has three loan production offices in Seattle, Washington, Dallas, Texas, and Atlanta, Georgia. The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010. Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com Member FDIC, Equal Housing Lender.

Cautionary Note Regarding Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. Forward-looking statements may include, but are not limited to, the use of forward-looking language, such as “likely result in,” “expects,” “anticipates,” “estimates,” “forecasts,” “projects,” “intends to,” or may include other similar words or phrases, such as “believes,” “plans,” “trend,” “objective,” “continues,” “remains,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” “may,” “might,” “can,” or similar verbs. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to: business and economic conditions, particularly those affecting the financial services industry and our primary market areas; our ability to successfully manage our credit risk and the sufficiency of our allowance for loan loss; factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers and the success of construction projects that we finance, including any loans acquired in acquisition transactions; our ability to effectively execute our strategic plan and manage our growth; interest rate fluctuations, which could have an adverse effect on our profitability; liquidity issues, including fluctuations in the fair value and liquidity of the securities we hold for sale and our ability to raise additional capital, if necessary; external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition; continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are; challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services; restraints on the ability of the Bank to pay dividends to us, which could limit our liquidity; increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all; a failure in the internal controls we have implemented to address the risks inherent to the business of banking; inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance; changes in our management personnel or our inability to retain motivate and hire qualified management personnel; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems; disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions; an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; risks related to potential acquisitions; incremental costs and obligations associated with operating as a public company; the impact of any claims or legal actions to which we may be subject, including any effect on our reputation; compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations; changes in federal tax law or policy; and our ability the manage the foregoing and other factors set forth in the Company’s public reports including its Registration Statement on Form S-1 effective as of March 27, 2018, and particularly the discussion of risk factors within that document. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, our results could differ materially from those expressed in, implied or projected by such forward-looking statements. We assume no obligation to update such forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com

Consolidated Balance Sheet (unaudited)

(Dollars in thousands)

	03/31/2018	12/31/2017	% change	03/31/2017	% change
Assets
Cash and due from banks	$69,900	$63,250	10.5%	$55,575	25.8%
Investment securities	39,397	41,472	-5.0%	33,750	16.7%
Loans held for sale	18,571	15,739	18.0%	925	1907.7%
Real Estate Loans	455,663	420,760	8.3%	362,826	25.6%
SBA Loans	113,491	115,559	-1.8%	107,849	5.2%
C & I Loans	114,747	103,681	10.7%	99,544	15.3%
Home Mortgage Loans	106,187	104,068	2.0%	107,047	-0.8%
Consumer & Other Loans	3,663	3,955	-7.4%	4,671	-21.6%

Gross loans, net of unearned income	793,751	748,023	6.1%	681,937	16.4%
Allowance for loan losses	(9,716)	(9,139)	-6.3%	(8,380)	-15.9%
Net loans receivable	784,035	738,884	6.1%	673,557	16.4%
Premises and equipment, net	4,707	4,481	5.0%	4,823	-2.4%
Accrued interest receivable	2,504	2,463	1.7%	2,043	22.6%
FHLB and Pacific Coast Bankers Bank Stock, at cost	4,287	4,287	0.0%	3,438	24.7%
Servicing assets	6,725	6,771	-0.7%	6,883	-2.3%
Company owned life insurance	11,165	11,090	0.7%	10,849	2.9%
Deferred tax assets	4,003	3,383	18.3%	3,627	10.4%
Other assets	11,548	9,179	25.8%	4,718	144.8%

Total assets	$956,842	$900,999	6.2%	$800,188	19.6%

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	289,012	289,410	-0.1%	256,851	12.5%
Savings	3,914	3,838	2.0%	4,011	-2.4%
Money market and others	261,506	247,324	5.7%	262,071	-0.2%
Time deposits over $250,000	124,637	108,952	14.4%	82,741	50.6%
Other time deposits	139,211	123,782	12.5%	105,373	32.1%

Total deposits	818,280	773,306	5.8%	711,047	15.1%
Other borrowings	10,000	25,000	-60.0%	—	NA
Accrued interest payable	558	423	31.9%	377	48.0%
Other liabilities	10,744	10,790	-0.4%	4,983	115.6%

Total liabilities	839,582	809,519	3.7%	716,407	17.2%

Common stock	90,677	67,926	33.5%	67,690	34.0%
Additional paid-in capital	5,526	5,280	4.7%	4,791	15.3%
Retained earnings	21,840	18,624	17.3%	11,533	89.4%
Accumulated other comprehensive loss	(783)	(350)	-123.7%	(233)	-236.1%

Total shareholders’ equity	117,260	91,480	28.2%	83,781	40.0%

Total Liabilities and Shareholders’ Equity	$956,842	$900,999	6.2%	$800,188	19.6%

Consolidated Statements of Income (unaudited)

(Dollars in thousands, except per share data)	Three Months Ended
	03/31/2018	12/31/2017	% change	03/31/2017	% change
Interest income
Interest and fees on loans	$10,848	$10,733	1.1%	$8,929	21.5%
Interest on investment securities	202	200	1.0%	144	40.3%
Other interest income	130	144	-9.7%	112	16.1%

Total interest income	11,180	11,077	0.9%	9,185	21.7%
Interest expense
Interest on deposits	1,534	1,344	14.1%	971	58.0%
Interest on borrowed funds	87	32	171.9%	7	1142.9%

Total interest expense	1,621	1,376	17.8%	978	65.7%
Net interest income	9,559	9,701	-1.5%	8,207	16.5%
Provision for loan losses	575	322	78.6%	541	6.3%

Net interest income after provision for loan losses	8,984	9,379	-4.2%	7,666	17.2%
Noninterest income
Service charges on deposits	537	455	18.0%	420	27.9%
Loan servicing fees, net of amortization	324	69	369.6%	366	-11.5%
Gain on sale of loans	989	1,402	-29.5%	1,193	-17.1%
Other income	362	352	2.8%	265	36.6%

Total noninterest income	2,212	2,278	-2.9%	2,244	-1.4%
Noninterest expense
Salaries and employee benefits	4,211	4,061	3.7%	4,024	4.6%
Occupancy and equipment	1,026	1,000	2.6%	963	6.5%
Data processing and communication	331	326	1.5%	331	0.0%
Professional fees	152	154	-1.3%	141	7.8%
FDIC insurance and regulatory assessments	96	76	26.3%	100	-4.0%
Promotion and advertising	145	173	-16.2%	146	-0.7%
Directors’ fees	209	198	5.6%	195	7.2%
Foundation donation and other contributions	329	202	62.9%	215	53.0%
Other expenses	312	381	-18.1%	274	13.9%

Total noninterest expense	6,811	6,571	3.7%	6,389	6.6%
Income before income taxes	4,385	5,086	-13.8%	3,521	24.5%
Provision for income taxes	1,169	3,186	-63.3%	1,375	-15.0%

Net income (loss)	$3,216	$1,900	69.3%	$2,146	49.9%

Book value per share	$7.55	$6.94	8.9%	$6.45	17.1%
Basic EPS	$0.23	$0.14	67.9%	$0.16	47.7%
Diluted EPS	$0.22	$0.13	67.0%	$0.15	46.3%

Shares of common stock outstanding	15,530,527	13,190,527	17.7%	12,989,228	19.6%
Weighted Average Shares:
- Basic	13,292,083	13,182,630	0.8%	12,925,946	2.8%
- Diluted	13,826,956	13,655,872	1.3%	13,341,295	3.6%

Key Ratios

(Dollars in thousands, except ratios)	Three Months Ended
	03/31/2018	12/31/2017	% change	03/31/2017	% change
Return on average assets (ROA)*	1.43%	0.87%	0.56%	1.10%	0.33%
Return on average equity (ROE) *	13.64%	8.33%	5.31%	10.39%	3.25%
Net interest margin *	4.56%	4.69%	-0.13%	4.47%	0.09%
Efficiency ratio	57.86%	54.86%	3.00%	61.13%	-3.27%

Tier 1 Leverage Ratio	13.09%	10.46%	2.63%	10.74%	2.35%
Common Equity Tier 1 Ratio	14.93%	12.26%	2.67%	12.41%	2.52%
Tier 1 Capital Ratio	14.93%	12.26%	2.67%	12.41%	2.52%
Total Risk Based Capital Ratio	16.17%	13.49%	2.68%	13.66%	2.51%

*	Annualized

Asset Quality

(Dollars in thousands, except ratios)	Three Months Ended
	03/31/2018	12/31/2017	09/30/2017	06/30/2017	03/31/2017
Nonaccrual Loans	$241	$683	$377	$421	$—
Loans 90 days or more past due, accruing	—	—	—	—	—
Accruing restructured loans	351	354	357	360	364

Nonperforming loans	592	1,037	734	781	364
Other real estate loans (OREO)	—	—	—	—	—

Nonperforming assets	592	1,037	734	781	364

Classified loans	3,395	2,127	2,138	2,561	2,065

Nonperforming assets/total assets	0.06%	0.12%	0.08%	0.09%	0.05%
Nonperforming assets to gross loans plus OREO	0.07%	0.14%	0.10%	0.11%	0.05%
Nonperforming loans/gross loans	0.07%	0.14%	0.10%	0.11%	0.05%
Allowance for loan losses/Nonperforming loans	1641%	881%	1214%	1096%	2302%
Allowance for loan losses/Nonperforming assets	1641%	881%	1214%	1096%	2302%
Allowance for loan losses/gross loans	1.22%	1.22%	1.21%	1.22%	1.23%
Classified loans/gross loans	0.43%	0.28%	0.29%	0.36%	0.30%

Net charge-offs	$(2)	$92	$(75)	$(6)	$71
Net charge-offs to average gross loans *	0.00%	0.05%	-0.04%	0.00%	0.04%

*	Annualized

Average Balance Sheet, Interest and Yield/Rate Analysis

(Dollars in thousands)	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate
Earning assets:
Federal funds sold and other investments	$19,422	$130	2.70%	$22,449	$144	2.55%	$22,169	$112	2.03%
Securities available for sale	40,676	202	1.98	42,756	200	1.84	34,749	144	1.65

Total investments	60,098	332	2.21	65,205	344	2.08	56,918	256	1.80
Real estate	444,224	5,535	5.05	417,214	5,210	4.95	362,083	4,245	4.75
SBA	134,935	2,550	7.67	135,074	2,807	8.24	114,699	2,023	7.15
C & I	100,187	1,366	5.53	98,107	1,340	5.42	98,436	1,230	5.07
Home Mortgage	104,254	1,345	5.16	102,530	1,320	5.15	105,062	1,367	5.21
Consumer	3,630	52	5.68	4,031	56	5.49	4,814	64	5.46

Loans (1)	787,230	10,848	5.58	756,956	10,733	5.63	685,094	8,929	5.27

Total earning assets	847,328	11,180	5.34	822,161	11,077	5.35	742,012	9,185	5.01
Noninterest-earning assets	52,084			53,366			37,887

Total assets	$899,412			$875,527			$779,899

Interest-bearing liabilities:
NOW and savings deposits	$6,404	4	0.25%	$6,504	4	0.25%	$5,457	3	0.25%
Money market deposits	260,912	708	1.10	267,676	655	0.97	258,434	544	0.85
Time deposits	243,597	822	1.37	220,334	685	1.23	187,613	424	0.92

Total interest-bearing deposits	510,913	1,534	1.22	494,514	1,344	1.08	451,504	971	0.87
Borrowings	23,779	87	1.49	10,632	32	1.21	4,233	7	0.68

Total interest-bearing liabilities	534,692	1,621	1.23	505,146	1,376	1.08	455,737	978	0.87

Noninterest-bearing liabilities:
Noninterest-bearing deposits	260,221			268,691			236,194
Other noninterest-bearing liabilities	10,180			10,445			5,386

Total noninterest-bearing liabilities	270,401			279,136			241,580
Shareholders’ equity	94,319			91,245			82,582

Total liabilities and shareholders’ equity	$899,412			$875,527			$779,899

Net interest income / interest rate spreads		$9,559	4.11%		$9,701	4.27%		$8,207	4.14%

Net interest margin			4.56%			4.69%			4.47%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$771,134	$1,534	0.81%	$763,205	$1,344	0.70%	$687,698	$971	0.57%
Total funding liabilities / cost of funds	$794,913	$1,622	0.83%	$773,837	$1,376	0.71%	$691,931	$978	0.57%

(1)	Includes loans held for sale.